Exhibit 10.4

AMENDED AND RESTATED MANAGEMENT AGREEMENT

This AMENDED AND RESTATED MANAGEMENT AGREEMENT, hereby amends and restates the Management Agreement (the “Agreement”) dated as of August 5, 2009 (the “Original Date”), entered into by and between Delphin Shipping LLC, a Marshall Islands limited liability company (the “Company”) and Eagle Bulk Shipping Inc., a Marshall Islands corporation (the “Manager”). This Amended and Restated Management Agreement shall not become effective unless and until (i) an order approving the assumption of the Agreement (which order may be the plan confirmation order) is entered by the United States Bankruptcy Court, Southern District of New York, presiding over the chapter 11 case of the Manager (Case No. 14- 12303) (the “Chapter 11 Case”) and (ii) the Manager’s prepackaged plan of reorganization filed in the Chapter 11 Case has become effective and the transactions contemplated under the Plan have been consummated (the date that on which such conditions in clause (i) and (ii) have both been satisfied, the “Effective Date”), and from the Effective Date all references to this Agreement shall be to the Agreement as so amended and restated.

W I T N E S S E T H

WHEREAS, the Company was formed for the purpose of acquiring dry bulk vessels and engaging in other activities in the shipping sector;

WHEREAS, after the Original Date, as the Company, directly or indirectly through wholly-owned vessel owning subsidiaries, acquires a dry bulk vessel, the wholly-owned vessel owning subsidiary shall be set forth on Schedule I hereto (each an “Owner” and collectively the “Owners”) and the dry bulk vessel owned by such Owner shall be set forth next to the name of such Owner on Schedule I hereto (each a “Vessel” and collectively the “Vessels”);

WHEREAS, the Company desires to continue to engage the Manager to provide the management services more particularly described herein with respect to the Vessels;

WHEREAS, the Manager is in the business of furnishing commercial vessel management services and technical vessel management supervision services for the fleet of dry bulk vessels that are majority owned, chartered-in pursuant to a bareboat charter or leased-in pursuant to a sale/leaseback or similar financing arrangement by the Manager or its wholly-owned vessel owning subsidiaries (collectively, the “Manager Vessels”) and continues to desire to provide such services with respect to the Vessels in accordance with the terms and conditions set forth herein;

WHEREAS, on the Original Date, the Company, the Manager and the other parties named therein entered into a waiver and release agreement (the "Manager Waiver") as set forth on Exhibit A hereto relating to certain matters regarding this Agreement;

WHEREAS, on the Original Date, the Company, Kelso Investment Associates VIII, L.P., KEP VI, LLC and Sophocles Zoullas ("Zoullas") entered into a limited liability company agreement governing the affairs of the Company (the "Company LLC Agreement"); and

WHEREAS, the parties have determined to amend and restate this Agreement in its entirety, and all references to this Agreement shall be to this Agreement as so amended and restated.

NOW, THEREFORE, in consideration of the mutual covenants hereinafter set forth and for other valuable consideration, the parties hereto hereby agree as follows:

1.          Engagement of Manager. The Company hereby engages the Manager to provide the commercial management and technical management supervisory services described more fully herein, and the Manager hereby accepts such engagement, effective as of the date that the first Vessel is delivered to an Owner and the Company will pay to the Manager during the term of this Agreement the management fees set forth in Section 3 hereof with respect to each Vessel.

2.          Manager’s Responsibilities.

(a)         Management Services. Subject to the terms and conditions set forth herein, the Manager shall provide or, through a wholly owned subsidiary of the Manager or other third party expressly approved in advance by the Company, cause to be provided to the Company or the applicable Owner with respect to each Vessel all customary commercial management services “Commercial Management Services” and all technical management supervisory services (“Technical Management Services”) as are necessary in connection with the operation of each Vessel, including without limitation, the following services in accordance with sound ship management practices and with the care, diligence and skill and in a substantially similar manner and scope as the Manager currently provides, directly or indirectly, for the Manager Vessels (collectively the “Management Services”).

(b)         Commercial Management Services. The Commercial Management Services shall consist of the following:

(i)

The Manager’s reasonable best efforts to seek employment for each of the Vessels and to negotiate, arrange, complete, market, promote and supervise the chartering or other employment of the Vessels and to monitor the employment and location of each Vessel on a regular basis, provided, however, that prior to making any offer relating to a charter contract or other employment arrangement of a Vessel that, if accepted, would result in a binding obligation of the Company or an Owner, the Manager shall communicate with and describe to the Company, or one or more directors of the Company or agent thereof generally designated by the Company to communicate with the Manager in respect of such matters (each, a "Company Designee") the material terms of the proposed offer, charter contract or other employment, and no such charter contract or other such employment arrangement will be entered into, in each case, with respect to any Vessel without the express approval of the Company;

(ii)

Arrange for and monitor the proper payment to the Company, Owners or their nominees of all charter hire, freight and other revenues or other moneys of whatsoever nature arising out of the employment of the Vessels or otherwise in connection with the Vessels to which the Company or the Owners may be entitled to;

(iii)

Communicate and maintain relations with the charterers of the Vessels and ensure that, to the extent commercially practicable, the requirements of each charterer of a Vessel are met on a continual basis, generally administer the charters of each Vessel and maintain and manage relationships between the Company and shipbuilders, insurers, and other shipping industry participants;

(iv)

Act for and on behalf of the Company and each Owner in the negotiation and documentation of appropriate third party technical management agreements (each a “Technical Management Agreement”) between each Owner and one or more third party technical ship managers (each a “Technical Manager”) in which such Technical Managers would provide the technical management services to the Vessels that the Manager, directly or through one or more subsidiaries, does not provide to the Manager Vessels as of the date of this Agreement, provided, however, that each Technical Management Agreement shall be subject to the prior written approval of the Company, and, further provided, that each Technical Management Agreement shall constitute a direct agreement between the Company or the relevant Owner and the Technical Manager, and any amounts payable under the Technical Management Agreements shall be for the account of, and paid to the Technical Manager by, the Company or the relevant Owner;

(v)	Arrange surveys associated with the commercial operation of the Vessels; and

(vi)

Arrange hull and machinery, war, loss of hire and P&I risks insurances for each Vessel in accordance with sound ship management practices or as otherwise directed by the Company, and handle all claims arising in connection with the insurance of the Vessels including the preparation, documentation and submission of claims to insurers and/or P&I clubs and the making of settlements of claims against insurers and/or P&I clubs, in each case in accordance with the instructions of the Company, and following up on such claims or settlements, and instituting, defending, intervening in or settling any legal proceedings by or against the Vessel or any Owner in any way that concerns a Vessel, its freight, earnings and disbursements (each, a "Proceeding") (it being understood that the handling of all such claims and legal matters shall always be consistent with the instructions and requirements of the Vessels' P&I club or other insurers or underwriters) provided that any out of pocket expenses incurred by the Manager in connection with instituting, defending, intervening or settling such Proceeding on behalf of the Company or an Owner shall be a Company Expense (as such term is used in Section 3(d) of this Agreement), and provided, further, that if the Manager is advised that the Proceeding will not be covered by the Vessel’s P&I club or other insurance, then the Manager will only take such action with respect to (x) any individual Proceeding, or group of related Proceedings, that involve monetary claims below $50,000 with the prior consent of Zoullas and (y) any individual Proceeding, or group of related Proceedings, that involve monetary claims in excess of $50,000 with the prior consent of a Company Designee.

(c)     Technical Management Services. The Technical Management Services shall consist of the following:

(i)

Supervise the provision of customary technical management services provided by the relevant Technical Manager, including voyage operations, superintendence, surveys, maintenance, crewing, drydocking, repairs, alterations, maintenance and renewals to hull, machinery, boilers, auxiliaries, equipment and accommodations, the arrangement of necessary stores and spare, and lubricating oils;

(ii)

Visit each Vessel at such times as deemed necessary and appropriate by the Manager to evaluate the technical management services and operation of the Vessel by the relevant Technical Manager pursuant to a Technical Management Agreement;

(iii)

Promptly upon the Company's request, reporting to the Company the Vessel's movement, position at sea, arrival and departure dates, and provide voyage estimates and accounts and calculate and invoice of hire, freights, demurrage and dispatch moneys due from or due to the charterers of the Vessels;

(iv)	Promptly report to the Company any major casualties and damages received or caused by the Vessel;

(v)

Perform class records review and physical inspection and make reports to the Company as to a vessel’s classification, physical condition and the compliance of the vessel and the vessel owner with applicable rules and regulations and if requested by the Company, assist the Company in negotiating and carrying out the purchase of dry bulk vessels and perform all functions necessary to allow the Company to take physical delivery of the Vessel;

(vi)	Implementing (at the direction of the Company) potential divestitures or dispositions of any of the Vessels; and

(vii)

Upon the prior agreement of the Company and the Manager, with respect to any contract entered into by the Company or an Owner relating to a newbuild dry bulk vessel, the Manager shall (1) oversee and supervise, in all material respects, the construction of such newbuild, (2) assist the Company upon request in the negotiation of the shipbuilding contract and specifications and related documentation, (3) attend to plan approval for the design of the newbuild, (4) arrange for and supervise alternations and changes to the newbuild, (5) liaise with the ship builder, supervising the ship builder's progress and overseeing construction to ensure the ship builder is constructing the newbuild in accordance with the relevant shipbuilding contract, design and specifications, (6) attending to the purchasing and other activities relating to the pre-delivery purchases and (7) arranging for registration of the Vessel under the relevant flag in accordance with applicable law and registration of the Vessel with the relevant classification society and other authorities as may be requiring for obtaining trading, canal and other marine certificates for the Vessel.

(d)          Ancillary Agreements. Subject to the limitations and requirements contained elsewhere in this Agreement, the Manager may enter into, make and perform all contracts, agreements and other undertakings as may be, in the opinion of the Manager, necessary, advisable or incidental to the performance of the Management Services contemplated by this Agreement; provided, however, the Manager may only enter into any such contract that would involve payments from the Company (whether through a direct payment to the counterparty or indirectly through a reimbursement to the Manager in accordance with this Agreement) in one payment or series of contemplated payments in an amount in excess of $50,000 with the prior consent of a Company Designee.

(e)          General Obligations; Employment of Personnel. In the exercise of its duties hereunder, the Manager shall act fully in accordance with the reasonable policies, guidelines and instructions from time to time communicated to it by the Company or Company Designees and serve the Company faithfully and diligently in the performance of this Agreement, according to sound ship management practices and shipping industry standards. In the performance of this Agreement, the Manager shall protect the interests of the Company and the Owner in all matters directly or indirectly relating to the provision of Management Services to the Vessel in its reasonable control. All discounts, commissions and other benefits received by the Manager and/or its employees from third parties as a consequence of the provision of the Management Service shall be disclosed to the Company and, unless otherwise agreed, placed at the Company's or, as the case may be, the relevant Owner's disposal. The Company shall, at all times, be allowed full access to the accounts and records of the Manager which are relevant to the performance of the Management Services hereunder. The Manager shall at all times maintain, at its own expense, staffing levels deemed necessary in its reasonable judgment to provide the Management Services set forth herein for the Vessels.

(f)          Engagement of Consultants. As deemed necessary or advisable by the Manager, the Manager shall recommend third-party consultants and advisors, including technical managers, vessel brokers, insurance consultants, engineers, environmental specialists, chartering agents, appraisers, attorneys, accountants and other professionals and consultants to be engaged by the Company or an Owner, each upon such terms as shall be approved by the Company. The costs of all such consultants or advisors which are authorized hereunder or are approved by the Company shall be for the account of, and shall be paid directly by, the Company or the relevant Owner, as the case may be.

3.           Fees, Expenses and Reimbursements.

(a)          Management Fees. In consideration for the Manager’s provision of the Management Services pursuant to this Agreement, with respect to each Vessel, the Company shall pay the Manager a commercial management fee the “Commercial Management Fee” and a technical management supervisory fee (the “Technical Management Fee”) monthly in advance, commencing on the first business day of each calendar month (each a “Payment Date”) occurring on or following the date on which the Company, directly or through one or more Owners, takes delivery of a Vessel (the “Acquisition Date”) in accordance with and subject to the terms and conditions of this Section 3. The amount of the Technical Management Fee shall be $700 per vessel per day. The amount of the Commercial Management Fee shall be 1.25% of charter hire; provided, however, that no Commercial Management Fee shall be payable with respect to charter hire that is earned while a vessel is a member of a pool and with respect to which a fee is paid to the pool manager.

(b)          Technical Management Fee Adjustments. As described below and on Exhibit A to this Agreement (the "Illustrative Example"), the amount of the Technical Management Fee payable on a Payment Date during the term of this Agreement shall be adjusted in the event that (i) a Vessel is not immediately fixed under a charter contract on the Acquisition Date of such Vessel or (ii) a Vessel is laid-up during the term of the Management Agreement, and such lay-up lasts for more than two (2) months, in each case in the manner set forth below. Any inconsistencies between the Illustrative Example and the provisions below shall be resolved in favor of the Illustrative Example.

(i)	Vessel Fixed upon Acquisition Date.

(A)

Acquisition Date is Payment Date: If a Vessel is immediately fixed under a charter contract as of the Acquisition Date of such Vessel and such Acquisition Date occurs on a Payment Date, then with respect to such Vessel, the Company shall pay the Manager on such Acquisition Date that is a Payment Date an amount equal to two (2) times the monthly Technical Management Fee relating to such Vessel, it being understood and agreed that such amount reflects the payment of one month’s Technical Management Fee payable in advance and one month’s Technical Management Fee as compensation to the Manager for advance work of the Manager in connection with the initial employment of the Vessel on the Acquisition Date (as described in the Illustrative Example).

(B)

Acquisition Date is Not Payment Date. If a Vessel is immediately fixed under a charter contract as of the Acquisition Date of such Vessel but such Acquisition Date does not occur on a Payment Date, then with respect to such Vessel the Company shall pay the Manager on the next Payment Date immediately following such Acquisition Date the aggregate of (i) an amount equal to two (2) times the monthly Technical Management Fee relating to such Vessel (it being understood and agreed that such amount reflects the payment of one month’s Technical Management Fee payable in advance and one month’s Technical Management Fee as compensation to the Manager for advance work of the Manager in connection with the initial employment of the Vessel on the Acquisition Date (as described in the Illustrative Example)) and (ii) a pro-rata portion of the monthly Technical Management Fee for such Vessel based on the number of days elapsed in the month from and after the Acquisition Date for such Vessel occurred as compared to a 30-day calendar month.

Thereafter, for each Payment Date after the initial Payment Date described in the preceding paragraphs for such Vessel, the Company shall pay the Manager the monthly Technical Management Fee for such Vessel, provided, however, that if such Vessel is thereafter laid-up during the term of this Agreement, and such lay-up lasts for more than two (2) months, the monthly Technical Management Fee for such Vessel will be reduced to an amount equal to 30% of the monthly Technical Management Fee (such reduced fee the “Reduced Technical Management Fee”) for the period exceeding two-months until one month before such Vessel is again fixed under a charter contract. If, as described in the Illustrative Example, the mechanics described above result in a true up, credit or payment required to be made from the Manager to the Company, such credit or true up shall be credited against the other payments required to be made by the Company to the Manager on the next Payment Date following the realization of such credit. Commencing on the first Payment Date after the date that the Vessel is again fixed on a charter contract, the Technical Management Fee shall be paid in accordance with the payment terms applicable to a Full Fee Management Payment Date, as set forth in Section 3(b)(ii), below.

(ii)

Vessel not fixed upon Acquisition date. If a Vessel is not immediately fixed under a charter contract as of the Acquisition Date of such Vessel and the Acquisition Date of such Vessel occurs on a Payment Date, then with respect to such Vessel, the Company shall pay the Manager on such Acquisition Date the Reduced Technical Management Fee relating to such Vessel.

If a Vessel is not immediately fixed under a charter contract as of the Acquisition Date of such Vessel and such Acquisition Date does not occur on a Payment Date, then with respect to such Vessel, the Company shall pay the Manager on the next Payment Date immediately following such Acquisition Date (assuming that on such Payment Date such Vessel continues to be laid-up) the aggregate of (i) the Reduced Technical Management Fee relating to such Vessel and (ii) a pro-rata portion of the Reduced Technical Management Fee relating to such Vessel based on the number of days elapsed in the month from and after the Acquisition Date for such Vessel occurred as compared to a 30-day calendar month.

Thereafter, for each Payment Date after the initial Payment Date described above for such Vessel, the Company shall pay the Manager the Reduced Technical Management Fee for such Vessel until the first Payment Date on which the Vessel is fixed under a charter contract (the “Full Technical Management Fee Payment Date”). On the first Full Technical Management Fee Payment Date in respect of such Vessel, the Company shall pay the Manager the aggregate of (i) the monthly Technical Management Fee relating to such Vessel, (ii) an amount equal to (x) a pro-rata portion of the monthly Technical Management Fee relating to such Vessel based on the number of days elapsed in the month immediately prior to such Payment Date during which such Vessel was fixed under a charter contract as compared to a 30-day calendar month minus (y) a pro-rata portion of the Reduced Technical Management Fee relating to such Vessel that was paid on such immediately prior Payment Date based on the number of days elapsed in the such month during which such Vessel was not being utilized under a charter contract as compared to a 30-day calendar month, and (c) an amount equal to 70% of the Technical Management Fee relating to such Vessel.

(c)         Adjustment to Payment Date. Notwithstanding any other provision of this Section 3, with respect to each Vessel that is fixed under a charter contract, the Company and the Manager agree that the monthly amounts payable to the Manager on any Payment Date relevant to such Vessel shall be deemed to be due and shall be paid by the Company not more than five (5) days following the receipt of the monthly revenue relating to the charter contract for such Vessel by the Company or an Owner, although such day may not be on the first business day of a calendar month, provided, however, that such provision shall not be applicable with respect to any Vessel not then fixed on a charter contract.

(d)     Manager Expenses. The Manager shall bear the cost of all Management Expenses. As used herein, the term “Management Expenses” means the day-to-day operating expenses of the Manager, including, without limitation, salaries and employee benefit expenses of employees of the Manager, office rent, supplies, secretarial services, telephone, investment and research publications and other overhead expenses and any other expenses incurred by the Manager in the performance of the Management Services hereunder to the extent not expressly contemplated by this Agreement to be reimbursed by the Company to the Manager.

(e)     Company Expenses. The Company shall promptly reimburse the Manager for any third-party brokerage commissions advanced by the Manager for the account of the Company or any Owner with respect to the purchase, sale or charter of a Vessel, and such other reasonable and out-of-pocket expenses incurred by the Manager; provided, however, that other than with respect to (i) third-party brokerage commissions, (ii) pre-purchase inspection fees and expenses, and (iii) travel, lodging and other travel related expenses incurred in connection with visiting a Vessel, the Manager shall not incur any expenses in excess of $50,000 (fifty thousand dollars) on behalf of the Company for which any reimbursement will be sought hereunder unless and until such expenses have been discussed with and approved by the Company or Company Designee.

4.      Manager’s Vessels, Other Activities; Devotion of Time.

(a)     The parties hereto acknowledge and agree that, during the term of this Agreement, depending on a number of facts and circumstances that may exist at any given time when a Vessel and a Manager Vessel are both available for charter, the Manager may have a conflict of interest in pursuing charter opportunities for itself (with respect to the Manager Vessels) and also complying with its obligations under this Agreement (with respect to identifying and pursuing chartering opportunities with respect to the Vessels), including, without limitation, providing the Management Services described in Sections 2(a) and 2(b) hereof. Except as set forth in Section 4(b) hereof, the Manager shall have the right to give priority to the Manager Vessels (but not, for the avoidance of doubt, any other vessel for which the Manager may now or hereafter be engaged to provide management services with respect to) over the Vessels with respect to all potential charter opportunities for which the Manager believes in good faith that a Manager Vessel could be expected to compete with the Vessels in accordance with factors relevant to such decision (including, without limitation, the availability, suitability and positioning of the Manager Vessels as compared to the Vessels with respect to the intended voyage). The Manager agrees that, except with respect to the expiration of a Manager Vessel charter as described in Section 4(b)(ii), if the Manager decides to pursue a potential charter opportunity with a Manager Vessel instead of a Vessel, then the Manager will deliver notice to the Company informing the Company of such decision with respect to such potential charter opportunity.

(b)          The parties further agree that, notwithstanding Section 4(a) above, upon the expiration of an existing charter contract of a Vessel or a Manager Vessel, as the case may be, the Manager shall act in accordance with the following:

(i)     Expiration of Vessel Charter. Upon or in anticipation of the expiration of any charter contract relating to a Vessel, the Company shall have the right to exclusively negotiate, with the assistance of the Manager acting in accordance with Sections 2(a) and 2(b), a renewal of such contract with a Vessel, provided, however, that if the Company is not successful in obtaining a renewal of an expired charter contract and a Manager Vessel that meets the customer’s requirements relating to, among other factors, suitability, specification, positioning, size and cost is available for charter at such time, the Company shall notify the Manager of such opportunity and the Manager shall be entitled to pursue such employment with a Manager Vessel.

(ii)     Expiration of Manager Vessel Charter. Upon or in anticipation of the expiration of any charter contract relating to a Manager Vessel, the Manager shall have the right to exclusively negotiate a renewal of such contract with a Manager Vessel, provided, however, that if the Manager is not successful in obtaining a renewal of an expired charter and a Vessel that meets the customer's requirements relating to, among other factors, suitability, specifications, positioning, size, and cost is available for charter at such time, the Manager shall notify the Company of such opportunity and, at the request of the Company, prepare a summary of the material terms of a proposed charter contract or other employment that could be explored by the Company with a Vessel in respect of such expired charter contract in accordance with Sections 2(a) and 2(b).

(c)           The Manager shall at all times devote a sufficient amount of its time, resources and personnel to provide the Management Services. Nothing in this Management Agreement shall in any way restrict the amount of time, resources or personnel devoted to the Manager Vessels or to engage independently or with others, for its or their own accounts and for the accounts of others, in other business ventures and activities of every nature and description, whether such ventures are competitive with the business of the Company, any Owner, or otherwise; provided, however, during the term of this Agreement, the Manager shall not, directly or indirectly, agree to provide management services to other companies or entities in such a manner that would conflict with its obligations to the Company under this Agreement, including without limitation, performing the Management Services to the Company and giving priority to the Vessels in seeking employment and charter over any and all other vessels (other than the Manager Vessels in the manner contemplated by Section 4 hereof) that may come under the management control of the Manager or for which the Manager or any of its subsidiaries or affiliates may provide management services with respect to. Neither the Company nor any Owner shall have any rights or obligations by virtue of this Management Agreement or otherwise in or to such independent ventures and activities or the income or profits derived therefrom.

5.            Termination.

(a)           Initial Term, Renewal Term. This Agreement shall have an initial term of one (1) year from the Effective Date (the “Initial Term”) and shall thereafter be renewable for successive one year terms (each a “Renewal Term”) upon the election of and at the option of the Company by delivering notice to the Manager not less than 90 days prior to the expiration of the Initial Term or each successive Renewal Term thereafter, as the case may be, subject to the Manager’s right not to renew, which notice must be provided to the Company not less than 90 days prior to the commencement of any Renewal Term.

(b)     Termination by Company. The Company may terminate this Agreement at any time after the Effective Date (i) upon not less than three (3) months prior written notice to the Manager, (ii) upon the consummation of a Manager Change of Control (as defined below) or (iii) upon the consummation of a sale of the Company whether in an initial public offering, a private sale of the Company by way of a merger, sale of equity securities, sale of assets or otherwise or any other debt or equity capital raising transaction. It is agreed that the Manager shall have no right under this Agreement or otherwise, to participate in or object to any such sale of, or transaction relating to, the Company. A Manager Change of Control shall be deemed to occur upon the occurrence of any of the following (1) the sale, lease, transfer or other disposition (other than pursuant to sale/leaseback or similar financing arrangement), in one or a series of related transactions, of all or substantially all of the Manager's assets, (2) the consummation of any transaction the result of which is that any person or group becomes the beneficial owner, directly or indirectly, of more than a majority of the Manager's outstanding voting securities, or (3) a change in directors after which a majority of the members of the board of directors of the Manager are not Continuing Directors. "Continuing Directors" shall mean, as of any date of determination, any member of the board of directors of the Manager who (i) was a member of such board of directors as of the date hereof, or (ii) was nominated for election or elected to such board of directors with, or whose election to such board of directors was approved by, the affirmative vote of the Continuing Directors who were members of such board of directors at the time of such nomination or election.

(c)     Termination by Manager. The Manager may terminate this Agreement at any time after the Effective Date upon not less than three (3) months prior written notice to the Company.

(d)     Termination for Cause. The Company and the Manager shall each have the right to terminate this Agreement at any time (i) if the other party becomes insolvent, admits in writing its inability to pay its debts as they become due, is adjudged bankrupt or declares bankruptcy or makes an assignment for the benefit of creditors, a proposal or similar action under the bankruptcy, insolvency or other similar laws of any applicable jurisdiction, or commences or consents to proceedings relating to it under any reorganization, arrangement, readjustment of debt, dissolution or liquidation law or statute of any jurisdiction, or (ii) by written notice delivered to the other party if such other party shall have committed a material breach of any provision of this Agreement and, if such breach is reasonably subject to cure, such breach is continuing and has not been cured in full within ten (10) days of the receipt of such notice of termination.

(e)     Termination Adjustments. Upon any termination of this Agreement in accordance with its terms, the Manager shall remit to the Company the pro-rata portion of any Management Fees held by the Manager attributable to any period following the effective date of termination of this Agreement. The Manager shall be entitled to reimbursement of any expenses advanced in accordance with Section 3(e) hereof prior to the effective date of termination of this Agreement that have not been reimbursed by the Company prior to such termination.

(f)     Effect of Termination. In the event of termination of this Agreement by either Manager or the Company as provided in this Section 5, the Agreement shall forthwith become void and there shall be no liability or obligation on the part of the Company, any Owner or the Manager, except (i) Sections 5, 9, 10, 11 and 12 shall survive in accordance with their terms, (ii) the Manager Waiver shall survive in accordance with its terms, and (iii) no such termination shall relieve any party hereto from any liabilities or damages for any breach of this Agreement occurring prior to such termination.

6.     “Himalaya”. No employee or agent of the Manager shall be liable to the Company or an Owner for any loss, damage or delay of any nature arising directly or indirectly from any act, neglect or default relating to the performance of the Management Services by the such employee or agent of the Manager or other persons or independent contractors employed by the Manager in connection with the Management Services; provided, however, the foregoing shall in no way limit the liability, if any, of the Manager for the fraud, gross negligence, willful misconduct or willful breach of this Agreement by the Manager or its directors, officers, employees, agents or sub-contractors employed by them in connection with the Vessel or the performance of the Management Services hereunder, in each case to the extent provided in Section 7 hereof.

7.     Indemnification. Except to the extent set forth in second sentence of this Section 7 or in the Manager Waiver, the Company and the Owners hereby undertake to keep the Manager and its directors, officers, employees, agents and sub-contractors indemnified and to hold them harmless against all actions, proceedings, claims, demands or liabilities whatsoever or howsoever arising which may be brought against them or incurred or suffered by them arising out of or in connection with the performance of this Agreement, and against and in respect of all costs, losses, damages and expenses (including legal costs and expenses on a full indemnity basis) which the Manager may suffer or incur (either directly or indirectly) in the course of the performance of this Agreement, unless and to the extent such costs, losses, damages or expenses results from the fraud, gross negligence, recklessness, willful misconduct or willful breach of this Agreement by the Manager or its directors, officers, employees, agents or sub-contractors. The Manager shall be under no liability whatsoever to the Company or the Owner for any loss, damage, delay or expense of whatsoever nature, whether direct or indirect, (including but not limited to loss of profit arising out of or in connection with detention of or delay to the Vessel) and howsoever arising from the performance of the Management Services unless and to the extent the same results from the fraud, gross negligence, willful misconduct or willful breach of this Agreement by the Manager or its directors, officers, employees, agents or sub-contractors employed by them in connection with the Vessel or the performance of the Management Services hereunder, in which case (except where loss, damage, delay or expense has resulted from the Manager's or such directors, officers, employees, agents or sub-contractors personal act or omission committed with the intent to cause the same or recklessly and with knowledge that such loss, damage, delay or expense would probably result), the Manager’s liability for each incident or series of incidents giving rise to a claim or claims shall never exceed a total of ten times the annual management fee payable hereunder with respect to such Vessel or Vessels with respect to which such loss, damage, delay or expenses arose.

8.     Force Majeure. Neither the Company, the Owner nor the Manager shall be under any liability for any failure to perform any of their obligations under this Agreement by reason of any cause whatsoever of any nature or kind beyond their reasonable control due to civil war, insurrections, strikes, riots, fires, floods, explosions, earthquakes, serious accidents, or any acts of God, or failure of transportation, epidemics, quarantine restrictions, or labor trouble causing cessation, slow down or interruption of work.

9.     Non-Solicitation. During the term of this Agreement and for a period of twelve months thereafter, the Company agrees that it shall not for any reason, without the prior written consent of the Manager, solicit any person then currently employed by the Manager to join the Company as an employee, member or partner; provided, however (i) for so long as Zoullas is an employee of the Manager, the foregoing restriction shall not prohibit Zoullas' participation in the Company as contemplated by and in accordance with the terms of this Agreement and the LLC Agreement and (ii) from and after the time Zoullas ceases to be an employee of the Manager for any reason, the foregoing restriction shall not apply with respect to Zoullas.

10.     Notices. Any notices required to be delivered hereunder shall be in writing and must be delivered either by hand in person, by facsimile transmission or by electronic mail or by nationally recognized overnight delivery service (receipt request) and shall be deemed given when so delivered by hand (with written confirmation of receipt), sent by facsimile transmission (with confirmation of receipt of transmission from sender’s equipment), sent by electronic mail, or if delivered by overnight delivery service when received by the addressee, in each case at the appropriate addresses set forth below (or to such other addresses as a party may designate for that purpose upon fifteen (15) days written notice to the other party).

If to the Company or any Owner at:

Delphin Shipping LLC
477 Madison Avenue
14th Floor
New York, NY 10022
Attention: Costa Tsoutsoplides
Telephone: 1-646-833-2528
E-Mail: ctsoutsoplides@delphinship.com

Kelso & Company
320 Park Avenue, 24th Floor
New York, New York 10022
Attention: James J. Connors II, Esq.
Facsimile: (212) 223-2379

E-Mail: jconnors@kelso.com

with a copy to (which shall not constitute notice) to:

Skadden, Arps, Slate, Meagher & Flom LLP
Four Times Square
New York, New York 10036

Attention: Lou R. Kling
Facsimile: (917) 777-2770

E-Mail: lou.kling@skadden.com

If to the Manager, at:

Eagle Bulk Shipping Inc.

477 Madison Avenue

Suite 1400

New York, New York 10022

Attention: Alexis Zoullas

Facsimile : 212-785-3311

E-Mail: azoullas@eagleships.com

with a copy to (which shall not constitute notice) to:

Seward & Kissel LLP

One Battery Park Plaza

New York, New York 10004

Attention: Gary J. Wolfe

Facsimile: 212 480 8421

E-Mail: wolfe@sewkis.com

11.     Assignments; Successors. Neither this Agreement nor any of Manager’s rights or obligations hereunder shall be directly or indirectly assigned, pledged, hypothecated, or otherwise transferred or disposed of by the Manager without the prior consent of the Company; provided, however, any of the Management Services hereunder may be subcontracted to a wholly-owned subsidiary of the Manager without the consent of the Company; provided, that notwithstanding any such subcontracting, the Manager shall remain fully liable for the due performance of its obligations under the Agreement. This Agreement shall not be assigned by the Company without the prior consent of the Manager. Subject to such limitations on the right of assignment, this Agreement shall be binding upon and shall inure to the benefit of the respective permitted successors and assigns of the parties.

12.     Miscellaneous Provisions.

(a)     Authority of the Parties. Each party hereto represents to the other that it is duly authorized with full power and authority to execute, deliver and perform its obligations under this Agreement. The Manager represents that its engagement hereunder has been duly authorized by the Manager and is in accordance with all governing documents of the Manager and does not conflict with any material contract, employment agreement, credit agreement or indenture to which the Manager is a party to as of the date hereof.

(b)     Confidentiality. Except as (i) the parties may otherwise agreement, or (ii) may be required in the disclosing party’s reasonable opinion after consultation with outside legal counsel by applicable law (including without limitation U.S. federal securities law) or compliance with the requirements of regulatory authority or stock exchange on which the shares of the Company or the Manager are listed, any non-public information or confidential information relating to this Agreement or the business or affairs of any party hereto or their affiliates shall be kept strictly confidential by the other party hereto; provided, however, in the case of clause (ii) hereof, prior to any public disclosure by a party hereto contemplated to be made in order to comply with applicable law or requirements of regulatory authorities or stock exchange requirements, the disclosing party shall provide a draft of such public disclosure or other communication to the non-disclosing party in advance and consult with the non-disclosing party regarding the contents of such disclosure and, to the extent reasonably practicable in the circumstances, take into consideration any comments on such disclosure as may be provided by the non-disclosing party.

(c)     Entire Agreement. This Agreement and the Manager Waiver constitutes the entire agreement among the parties with respect to the subject matter hereof and supersedes any prior agreement or undertaking among them with respect to such subject matter.

(d)     Headings. The Section headings in this Agreement are for convenience of reference only, and shall not be deemed to alter or affect the meaning or interpretation of any provisions hereof.

(e)     Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument.

(f)     Modification. No change or modification of this Agreement shall be of any force unless such change or modification is in writing and has been signed by all of the parties.

(g)     Waivers. No waiver of any breach of any of the terms of this Agreement shall be effective unless such waiver is in writing and signed by the party against whom such waiver is claimed. No waiver of any breach shall be deemed to be a waiver of any other or subsequent breach.

(h)     Severability. If any provision of this Agreement shall be held to be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

(i)     Independent Contractor. The parties agree that the Manager is and shall act as an independent contractor in the performance of its duties hereunder. The Manager is not, and in the performance of its duties hereunder will not hold itself out as, an employee, agent or partner of the Company, but shall advise person with whom it deals on behalf of the Company that it is conducting such business as an independent contractor for the Company or relevant Owner.

(j)     Attorneys’ Fees. In any action brought by any party to enforce any of such party’s rights or remedies under this Agreement, the prevailing party shall be entitled to all reasonable attorneys’ fees and all costs, expenses and disbursements in connection with any such action.

(k)     Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws (as opposed to the conflict of laws provisions) of the State of New York.

(l)     Third Parties. This Agreement is not intended to, nor shall it create, any rights, claims or benefits enforceable by any person not a party to it.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

The MANAGER:

EAGLE BULK SHIPPING INC.

By:	/s/ Adir Katzav
Name: Adir Katzav
Title: Chief Financial Officer

The OWNER:

Delphin Shipping LLC

By:	/s/ Frank J. Loverro
Name: Frank J. Loverro
Title: Director

SCHEDULE I

LIST OF VESSELS/OWNERS

Vessel	Owner

 18